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                                                                    EXHIBIT 10.5
                                 EMPLOYMENT AGREEMENT


         This Employment Agreement (this "Agreement") is made and entered into as of November 12, 1994, by and between VISUAL INFORMATION SERVICES CORP., an Illinois corporation (the "Company"), and BILL BUCK ("Officer") with reference to the following:

    WHEREAS, the Company desires to engage officer as Chief Executive Officer of the Company and Officer desires to be so engaged by the Company in such position, on the terms and conditions set forth and described herein.

    NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, the Company and Officer agree as follows:

    1. EMPLOYMENT. The Company shall employ Officer in the capacity and on the terms and subject to the conditions set forth in this Agreement. Officer hereby accepts such employment.

    2.   TERM; RENEWAL.

         (a) TERM. Unless sooner terminated as hereinafter provided or renewed as provided below in this paragraph 2, the term of this Agreement and of Officer's employment hereunder shall be for a period of three (3) years, commencing on the date hereof (the "Commencement Date"). Such period of employment is hereinafter referred to as the "Employment Period."

         (b) RENEWAL. Unless either party hereto notifies the other party not less than 120 days prior to the expiration of the Employment Period of such party's intent to allow this Agreement and Officer's employment hereunder to expire, this Agreement and Officer's employment hereunder shall, without further act by either party, be deemed to be renewed as of the date this Agreement would otherwise expire for an additional one-year period. Any renewal of this Agreement pursuant to this subparagraph 2(b) shall be at the annual salary and bonus and on the other terms and conditions of this Agreement then in effect.

    3. DUTIES. Subject to the provisions of this Agreement, during the Employment Period, the Company shall employ Officer and Officer shall serve the Company as Chief Executive Officer of the Company. During the Employment Period, Officer shall discharge the obligations and responsibilities normally associated with such office and shall also perform such other duties and responsibilities as the Board of Directors of the Company (the "Board") shall determine from time to time. Officer agrees to perform such duties faithfully and to the best of his ability, to devote his full working time and efforts to the performance of such duties and not to accept any other gainful employment without the prior written consent of the Board. During the Employment Period, Officer shall report to the Board.

    4. COMPENSATION; FRINGE BENEFITS. For all services rendered by Officer pursuant to this Agreement, during the Employment Period, the Company shall compensate Officer as follows:


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         (a)  ANNUAL SALARY.  Commencing on the Commencement Date, Officer
shall be entitled to an annual base salary equal to $60,000, which shall be payable in equal installments by the Company pursuant to the Company's normal payroll procedures. Officer's annual base salary shall be subject to increase annually on each year following the Commencement Date by a percentage equal to the percentage increase, if any, in the Consumer Price Index during that year of service.

         (b) DISCRETIONARY BONUS. In addition to Officer's annual base salary, the Company may, but is not required to pay Officer a bonus at the end of each calendar year during the Employment Period.

         (c) EMPLOYEE BENEFIT PLANS. During the Employment Period, in addition to the annual base salary and bonus provided in subparagraphs 4(a) and
(b), Officer shall be entitled to (i) participate under any medical and dental insurance, death, disability, retirement, profit sharing or other benefit plan of the Company generally available to similar officers of the Company and for which he is eligible and (ii) any additional fringe benefits that may be authorized and approved from time to time by the Executive Compensation Committee of the Board or, if there is no such committee, by the Board. Officer's participation in each such benefit plan shall commence on the date hereof, with respect to existing plans, and as of the earliest practicable date with respect to plans hereafter instituted by the Company, and shall be subject to the terms and conditions of each such plan.

         (d)  EXPENSE REIMBURSEMENTS.  During the Employment Period, the
Company shall reimburse Officer promptly for all travel, entertainment, business meeting and similar expenditures reasonably incurred by Officer in pursuit and furtherance of the Company's business to the extent such expenditures comply with the reimbursement requirements and policies established by the Company and published from time to time.

         (e) WITHHOLDING. The Company shall deduct from any payments to be made by it to the Officer under this Section 4 or under Section 7 any amounts required to be withheld in respect of any Federal, state or local income or other taxes and related deductions as required by law.

         (f) VACATION. Officer shall be entitled to a paid vacation annually in accordance with the Company's vacation policy as determined by the Executive Compensation Committee of the Board or, if there is no such committee, by the Board.

         (g) INDEMNIFICATION AGREEMENT. Upon the request of Officer, the Company shall promptly take such steps as are necessary to authorize, and shall enter into, an indemnification agreement with Officer providing for Officer's indemnification by the Company to the fullest extent of applicable law for all costs, liabilities and expenses incurred by Officer arising out of Officer's performance of his duties hereunder. The terms of any such indemnification agreement will be set forth in a separate agreement between the Company and Officer on terms mutually agreeable to both.

         (h) ISSUANCE OF OPTIONS. In addition to the compensation described above, Officer shall receive options to purchase 96,000 shares of the Company's common stock under


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(and subject to) the Company's Stock Option Plan.  Twelve thousand (12,000) of such options shall be immediately vested and the remainder shall vest at a rate of 4,000 options per month (on the first of every month) commencing on February 1, 1995. Such options shall have an exercise price of $2.50 per share and shall be exercisable for a period of ten years.

    5. REPRESENTATIONS AND WARRANTIES. Officer represents and warrants to the Company that there are no agreements or arrangements, whether written or oral, or any legal considerations applicable to unfair competition, trade secrets or proprietary information that would be breached or violated by Officer upon execution of this Agreement or that would prevent or impair Officer from rendering exclusive services to the Company during the Employment Period.

    6. TERMINATION. This Agreement and Officer's employment hereunder may be terminated prior to the expiration of the term hereof upon the first to occur of (for convenience of reference, the date upon which any termination of the employment of Officer pursuant to Section 6 shall be effective shall be hereinafter referred to as the "Termination Date"):

         (a)  TERMINATION FOR CAUSE.   Officer's employment hereunder and all
of the Company's obligations hereunder (except as hereinafter provided) may be terminated by the Company immediately for "cause" by giving written notice of such termination to Officer. For purposes of this Agreement, "cause" shall mean: (i) Officer's material, willful misconduct which could reasonably be expected to have a material adverse effect on the business, assets, operations, results of operations, condition (financial or otherwise), performance or prospects of the Company (a "Material Adverse Effect"), (ii) Officer's willful disregard of lawful instructions of the Board consistent with Officer's position relating to the business of the Company or material neglect of duties or material failure to act, (iii) the commission by Officer of an act constituting common law fraud or embezzlement, or a felony or criminal act (other than traffic violations), (iv) Officer's abuse of alcohol or other drugs or controlled substances, or conviction of a crime involving moral turpitude, in each case which has or could be reasonably expected to have a Material Adverse Effect or impairs Officer's ability to perform his duties hereunder, (v) Officer's material breach of a material provision of this Agreement or (vi) Officer's resignation hereunder. Each of the matters referred to in the preceding sentence shall be determined in good faith by the Board. A termination contained in Section 6(a)(i), (ii), (iv) (other than as a result of a conviction of a crime involving moral turpitude) or (v) shall take effect 30 days after the giving of the notice contemplated hereby unless Officer shall, during such 30-day period, remedy to the satisfaction of the Board the misconduct, disregard, abuse or breach specified in such notice; PROVIDED, HOWEVER, that such termination shall take effect immediately upon the giving of such notice if the Board shall have determined that such misconduct, disregard, abuse or breach is unremediable (which determination shall be stated in such notice). A termination pursuant to Section 6(a)(iii), (iv) (as a result of a conviction of a crime involving moral turpitude) or (vi) shall take effect immediately upon the giving of the notice contemplated hereby.

         (b) TERMINATION WITHOUT CAUSE. The Company may terminate the employment of Officer and all of the Company's obligations hereunder (except as hereinafter provided) at any time and for any reason or for no reason during the Employment Period without "cause" by


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giving Officer written notice of such termination, to be effective 30 days following the giving of such written notice.

         (c) TERMINATION DUE TO DISABILITY OR DEATH. Officer's employment hereunder may be terminated by the Company (i) upon 30 days' notice to Officer in the event that Officer has been unable to perform at least 80% of his duties under this Agreement for an aggregate of 120 days within any 12-month period, or can reasonably be expected to be unable to do so for such period, as the result of Officer's incapacity due to physical or mental impairment, and within 30 days of receipt of such notice, Officer shall not have returned to the full-time, continuing performance of his duties hereunder (an "Involuntary Termination") and (ii) immediately upon the death of Officer.

    7. EFFECT OF TERMINATION OF EMPLOYMENT. (a) Upon the termination of Officer's employment pursuant to Section 6(a) hereof, neither Officer nor Officer's beneficiaries or estate shall have any further rights under this Agreement or any claims against the Company arising out of this Agreement, except the right to receive, within 30 days of the Termination Date:

              (i)  the unpaid portion of the annual base salary provided for in
         Section 4(a) and payment for any accrued vacation provided for in
         Section 4(f), in each case computed on a PRO RATA basis to the Termination Date; and

              (ii) reimbursement for any expenses for which Officer shall not have theretofore been reimbursed, as provided in Section 4(c) and (d).

         (b) Upon the termination of Officer's employment pursuant to Section 6(c) hereof, neither Officer nor Officer's beneficiaries or estate shall have any further rights under this Agreement or any claims against the Company arising out of this Agreement, except the right to receive:

              (i)  the payments, if any, referred to in Sections 7(a)(i) and
         (ii); and

              (ii) payment of any annual bonus provided for in Section 4(b), if any, computed on a PRO RATA basis to the Termination Date.

         (c) Upon the termination of Officer's employment pursuant to Section 6(b) hereof, neither Officer nor Officer's beneficiaries or estate shall have any further rights under this Agreement or any claims against the Company arising out of this Agreement, except the right to receive:

              (i)  the payments, if any, referred to in Sections 7(a)(i) and
         (ii) and 7(b)(ii);

              (ii) so long as officer complies with the terms of Sections 8 and 9 hereof following the Termination Date, severance compensation equal to the annual base salary provided for in Section 4(a) for the greater of (A) the remainder of the three-year period commencing on the Commencement Date and


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         (B) the 12-month period commencing on the Termination Date, payable in equal installments in accordance with the Company's normal payroll procedures; and

              (iii) continued coverage under the benefit arrangements provided pursuant to Section 4(c)(ii) (or substantially equivalent benefit arrangements) for the greater of (A) the remainder of the three-year period commencing on the Commencement Date and (B) the 12-month period commencing on the Termination Date.

         (d) Officer's obligations under Sections 8 and 9 of this Agreement shall survive the termination of Officer's employment hereunder.

    8. CONFIDENTIAL INFORMATION. (a) Officer acknowledges that by reason of his employment hereunder he will have access to Confidential Information (as defined below) concerning the business and policies of the Company and any affiliate thereof. From and after the date hereof, Officer shall not (i) divulge or disclose, directly or indirectly, any Confidential Information to any person, firm, corporation or other entity, for any purpose or reason whatsoever, or (ii) make use of any of the Confidential Information for Officer's purposes or for the benefit of any person, firm, corporation or other business entity except the Company or any affiliate thereof, except, in each case, to the extent
(A) such Confidential Information is obtainable from public sources (other than as a result of Officer's breach of this Agreement) or is known to Officer by reason of his prior employment by any entity other than the Company or any predecessor thereof or (B) such disclosure is required by applicable law or authorized in writing by the Company or (C) in connection with Officer's enforcement of his rights under this Agreement.

         (b) For purposes of this Agreement, "Confidential Information" shall mean all proprietary information relating to the Company and its business (as currently conducted and as proposed to be conducted), properties and assets.

         (c) Officer agrees that at the time of termination of his employment with the Company, regardless of the reasons therefor, or upon the expiration of this Agreement, he will deliver to the Company and not deliver to anyone else any and all originals and copies of all notes, files, memoranda, papers and in general, any and all physical matter containing Confidential Information or any other information related to the conduct of the business of the Company, except for any document for which the Company has given written consent to removal at the time of termination of Officer's employment. Officer acknowledges that all such materials are and shall remain the sole and exclusive property of the Company.

    9. NONCOMPETITION. (a) Officer and the Company acknowledge and recognize that the Company's business has been conducted, and sales of its Products have been and will be made, in each State of the United States and world-wide, that the nature of the industry in which the Company competes is highly competitive and that the Company would find it extremely difficult or impossible to replace Officer. Accordingly, in consideration of the premises and the covenants contained herein, the consideration to be received hereunder, Officer shall not, during the Employment Period and the Noncompete Period (as hereinafter defined), (i) directly or indirectly engage in, whether such engagement shall be as an employee, consultant, officer,


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director, partner, stockholder (other than ownership of up to 3% of the outstanding securities of any public company with a market capitalization of less than $1,000,000,000, ownership of up to 1% of the outstanding securities of any public company with a market capitalization of $1,000,000,000 or more or investments in mutual funds or similar investment vehicles), affiliate or other participant in any Competitive Business (as hereinafter defined), or represent in any way, any Competitive Business, whether such engagement or representation shall be for profit or not, (ii) interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company and any third party, including, without limitation, any customer, supplier, employee, or consultant of the Company, or (iii) affirmatively assist, solicit or induce others to engage in any Competitive Business in any manner described in the foregoing clauses (i) and (ii). As used herein, "Competitive Business" shall mean any business involving the sale of products in any city or county in any State of the United States or any other jurisdiction outside of the United States if such business or the products sold by it are competitive, directly or indirectly, with (A) the business of the Company, (B) any of the Products or (C) any product or business being developed or conducted by the Company or any subsidiaries of the Company during the Employment Period. As used herein, "Noncompete Period" shall mean (x) in the event that Officer's employment hereunder is terminated pursuant to Section 6(a) hereof, the 18-month period commencing on the Termination Date or (y) in the event that Officer's employment hereunder is terminated pursuant to Section 6(b), the later of (1) the one-year period commencing on the Termination Date or (2) 6(b) hereof, the period of time during which Officer is receiving any severance payments pursuant to Section 7(c)(ii).

         (b) Anything to the contrary contained herein notwithstanding, subject to Section 3 hereof, nothing in this Section 9 is intended to prohibit Officer from making any passive or personal investments, conducting his private business affairs, donating his time for charitable purposes or giving seminars or speeches so long as such activities are not competitive with or adverse to the Company, the Business or the Products.

         (c) Officer acknowledges and agrees that the breadth of the territorial restriction in this Section 9 is reasonable and necessary to protect the Company because, among other things, the Company conducts the Business throughout the United States and outside the United States; the Business could be located in any jurisdiction in the United States or outside the United States; and any lesser restriction would unfairly infringe upon the Company's conduct of the Business.

         (d) Officer understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the Business, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits from the transactions contemplated by the Documents and as an employee of the Company and as otherwise provided hereunder to clearly justify such restrictions which, in any event, given his education, abilities and skills, Officer does not believe would prevent him from earning a living.

    10. ASSIGNMENT. This Agreement shall inure to the benefit of and shall be binding upon the Company, its successors and assigns. The obligations and duties of Officer hereunder are personal and not assignable, whether voluntarily or involuntarily or by operation of law or otherwise.


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    11.  NOTICES.  All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by telecopy (if automated confirmation of full transmission is received), nationally-recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

         (i)  if to the Corporation, to:

              Visual Information Service Corp.
              2728 North Hampden Court
              Chicago, Illinois 60614
              Telecopy:  (312) 472-6213
              Attention:  President

         (ii) if to Officer, to:



All such notices, requests, consents and other communications shall be deemed to have been delivered (a) in the case of personal delivery or delivery by telecopy (if automated confirmation of full transmission is received), on the date of such delivery, (b) in the case of dispatch by nationally-recognized overnight courier, on the next business day following such dispatch and (c) in the case of mailing, on the third business day after the posting thereof.

    12. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the Company and Officer relating to the subject matter hereof, and it replaces and supersedes any and all prior agreements between the parties relating to the same subject matter.

    13. WAIVER; AMENDMENT. No provision hereof may be waived except by a written agreement signed by the waiving party. The waiver of any term or condition of this Agreement shall not be deemed to constitute a waiver of any other term or condition hereof. This Agreement may be amended only by a subsequent writing signed by a party or parties to be bound thereby.

    14. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

    15. REMEDIES. All remedies hereunder are cumulative, are in addition to any other remedies provided for by law and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed to be an election of such remedy or to preclude the exercise of any other remedy. Officer acknowledges that in the event of any breach of Officer's covenants contained in Sections 8 and 9, the Company shall be entitled to immediate relief enjoining such violations in any court or before any judicial body having jurisdiction over such claim.


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    16.  SEVERABILITY.  In the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without affecting the invalidity or enforceability of such provision in any other jurisdiction.

    17. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

    18. HEADINGS. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

    19. ATTORNEYS' FEES. In the event that any party hereto brings an action or proceeding for a declaration of the rights of the parties under this Agreement, for injunctive relief, for an alleged breach or default of, or any other action arising out of, this Agreement or the transactions contemplated hereby, or in the event any party is in default of its obligations pursuant hereto, whether or not suit is filed or prosecuted to final judgment, the prevailing party in any such action or proceeding shall be entitled to reasonable attorneys' fees, in addition to any court costs incurred and in addition to any other damages or relief awarded.

    IN WITNESS WHEREOF, the Company and Officer have executed this Agreement as of the date first above written.

                                  VISUAL INFORMATION SERVICE CORP.

                                  By:
                                     ------------------------------------------
                                       Name:
                                       Title:


                                  OFFICER:


                                  ---------------------------------------------


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